EXHIBIT 99.1

Hyperion Therapeutics Announces Third Quarter 2014 Financial Results

-- UCD Product Portfolio Generates $26.2 Million in Net Sales During the Quarter --

-- Company Delivers Fifth Consecutive Quarter of Adjusted Net Income --

-- Company to Host Conference Call Today at 4:05 p.m. ET (1:05 p.m. PT) --

BRISBANE, Calif., Nov. 6, 2014 (GLOBE NEWSWIRE) -- Hyperion Therapeutics, Inc. (Nasdaq:HPTX) today reported net revenue of $26.2 million during the third quarter of 2014 from the sales of its two products for the treatment of urea cycle disorders, RAVICTI® (glycerol phenylbutyrate) Oral Liquid and BUPHENYL® (sodium phenylbutyrate) Tablets and Powder. Adjusted net income for the third quarter 2014 was $1.2 million, or $0.05 per diluted share compared to an adjusted net income of $3.2 million, or $0.15 per diluted share in the third quarter of 2013. Hyperion ended the third quarter of 2014 with cash, cash equivalents and investments of $138.5 million.

"In the third quarter, we continued to deliver strong results in our base business, delivering RAVICTI and BUPHENYL to patients with urea cycle disorders, and we gained consensus with FDA on a timely path forward for the hepatic encephalopathy pivotal trial. We anticipate the final Phase 3 study protocol will be finalized this year, and we will start to enroll patients in the second quarter of 2015. For the fifth consecutive quarter we have reported adjusted net income. We've clearly demonstrated the durability of our platform from which we believe we can grow to become a premier orphan drug company," said Donald J. Santel, president and chief executive officer of Hyperion.

Additional Business Updates

  Dr. Bruce Scharschmidt, 68, has informed the company of his decision to transition to a part-time position as chief medical officer, emeritus, continuing to report to the CEO. This transition is expected to take place in the middle of next year. The company has begun a retained search to fill the chief medical officer position.

Santel added, "Dr. Scharschmidt has been a critical contributor to our success at Hyperion. I am extremely grateful to him for helping us by agreeing to stay on in his current capacity as our chief medical officer until we can, working with Bruce, identify a suitable replacement. Beyond his many technical contributions to advancing our clinical programs, he has informed our patient focused culture in ways too numerous to mention. I look forward to his continued contributions and presence in the office when he ultimately transitions to a part-time role as chief medical officer, emeritus. This is an extraordinary title for an extraordinary man."

Third Quarter 2014 Financial Results

Net loss as measured under U.S. generally accepted accounting principles ("GAAP") was $32.8 million, or a net loss of $1.59 per diluted share for the three months ended September 30, 2014 compared with a net income of $0.1 million, or $0.01 per diluted share for the same period of 2013. Adjusted net income was $1.2 million, or $0.05 per diluted share for the three months ended September 30, 2014 compared with an adjusted net income of $3.2 million, or $0.15 per diluted share for the same period of 2013. A reconciliation of adjusted net income (loss) to GAAP net income (loss) is provided in the accompanying table below entitled "Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)."

Revenue

During the three months ended September 30, 2014, Hyperion generated net product revenue of $26.2 million from sales of RAVICTI and BUPHENYL. Net product revenue for the period included $22.1 million in net product revenue from RAVICTI, a $12.3 million increase from third quarter 2013 RAVICTI sales of $9.8 million. The increase in the net product revenue for RAVICTI was primarily due to the following:

  A steady increase in the number of patients on RAVICTI since its initial commercialization in March 2013; and
  In the second quarter of 2014, Hyperion transitioned to the sell-in revenue recognition method from the sell-through method for RAVICTI. Under the sell-in method, revenue is recognized when RAVICTI is received by the specialty distributor, whereas under the sell-through method, revenue is recognized when the patient receives RAVICTI from the specialty pharmacies.

Net product revenue from BUPHENYL was $4.2 million for the three months ended September 30, 2014 compared with $6.0 million for the same period in 2013.

Net product revenue from RAVICTI and BUPHENYL for the three months ended September 30, 2014 was partially offset by $0.1 million of co-payment assistance, a program to reduce financial burden for patients for both RAVICTI and BUPHENYL.

Cost of Sales

Cost of sales for the three months ended September 30, 2014 was $3.0 million and consisted of RAVICTI product costs of $1.9 million and BUPHENYL product costs of $1.1 million. RAVICTI product costs included $1.8 million for royalty expenses payable under our restated collaboration agreement with Ucyclyd Pharma, Inc. Cost of sales related to the sales of RAVICTI is not representative of Hyperion's future expectations of this expense as manufacturing related expenses associated with RAVICTI sales during the third quarter of 2014 were primarily recorded to research and development expenses in periods prior to approval.

Operating Expenses

Adjusted operating expenses increased by $8.3 million to $18.0 million for the three months ended September 30, 2014 compared to $9.7 million for the three months ended September 30, 2013. On a GAAP basis, operating expenses were $52.0 million for the third quarter 2014 compared to $12.0 million for the same period in 2013.

Research and Development (R&D)

Adjusted R&D expenses were $6.5 million for the three month periods ended September 30, 2014 compared to $2.3 million for the three months ended September 30, 2013. On a GAAP basis, R&D expenses were $7.0 million for the third quarter of 2014 compared to $2.5 million for the same period in 2013. The increase in R&D expenses over the prior year period was primarily due to an increase in expenses incurred related to the DiaPep277® program and development and regulatory costs.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses increased by $4.1 million to $11.6 million for the three months ended September 30, 2014 compared to $7.4 million for the three months ended September 30, 2013. On a GAAP basis, SG&A expense was $13.3 million for the third quarter of 2014 compared to $8.6 million for the same period in 2013. The increase in SG&A expenses over the prior year was primarily due to an increase in compensation expenses due to an increase in employee headcount and an increase in legal and professional costs as compared to the prior year.

Impairment of goodwill

Impairment of goodwill was $30.2 million for the three months ended September 30, 2014. In September 2014, Hyperion announced that it is terminating the development of DiaPep277 after completing the ongoing Phase 3 clinical trial as a result of evidence that was uncovered that certain employees of Andromeda engaged in serious misconduct including collusion with a third party biostatistics firm in Israel to improperly receive un-blinded DIA-AID 1 trial data and to use such data to obtain favorable results in the trial. As a result, we recorded a $30.2 million impairment charge in the third quarter of 2014 related to the Andromeda acquisition.

Amortization of Intangible Asset

Amortization of intangible asset was $1.4 million for the three months ended September 30, 2014 and $1.0 million for the three months ended September 30, 2013. The amortization of intangible asset expense pertains to the amortization expense for the BUPHENYL product rights acquired as part of the BUPHENYL acquisition on May 31, 2013.

Interest income

Interest income for the three months ended September 30, 2014 was $0.1 million and primarily includes interest income on investments.

Interest expense

Interest expense was $0.8 million and $0.4 million for the three months ended September 30, 2014 and 2013, respectively. Interest expense increased by $0.4 million primarily due to the loss on extinguishment of our notes payable which includes  the write-off of the remaining unamortized debt issuance cost and unamortized debt discount associated with these notes payables.

Cash and Cash Equivalents and Investments

As of September 30, 2014, Hyperion had cash and cash equivalents and investments of $138.5 million, an increase of $13.0 million from June 30, 2014.

2014 Financial Guidance Update

Hyperion reiterates its 2014 revenue guidance and continues to anticipate total net revenues to be in the range of $105 to $110 million. The company anticipates total net revenues for RAVICTI to range from $89 to $93 million and BUPHENYL net revenues to range from $16 to $17 million. The company is revising its adjusted 2014 operating expense, R&D and SG&A guidance downward, from the previously issued guidance of $66 to $78 million and now anticipate it to be in the range of $64 to $70 million which excludes amortization expense, stock-based compensation expense, and impairment charges related to the Andromeda acquisition. The company continues to expect amortization expense and stock-based compensation expense to be approximately $4 million to $5 million and $7.5 million to $8.5 million respectively.

Conference Call and Webcast

Hyperion's management will discuss the company's financial results and provide a general business update, during its conference call beginning at 4:05 p.m. EDT/1:05 p.m. PT today, Thursday, November 6, 2014.

To access the live teleconference, please dial (877) 847-7188 (U.S.) or (408) 427-3787 (International) and reference the conference ID# 27375216. To access the webcast and replay, please go to the Events & Presentation page on the Investors section of the company's web site at www.hyperiontx.com.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases. The company's first commercial product, RAVICTI® (glycerol phenylbutyrate) Oral Liquid, was approved in February 2013 and is currently being marketed in the United States. The company also owns worldwide rights to BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, which it markets in the U.S. The compound is also marketed in ex-U.S. geographies through business partners. In addition, the company is developing glycerol phenylbutyrate for the potential treatment of hepatic encephalopathy. For more information, please visit www.hyperiontx.com.

For additional Important Safety Information including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (PDF) and Medication Guide (PDF) for RAVICTI at http://www.hyperiontx.com/sites/default/files/RAVICTI_Prescribing_Information.pdf and for BUPHENYL at http://www.hyperiontx.com/sites/default/files/BUPHENYL_Prescribing_Information.pdf

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, among others, the timing of retention of a new chief medical officer, anticipated start of patient enrollment in the Phase 3 hepatic encephalopathy trials, expectations about 2014 total net revenues, net revenues from sales of RAVICTI, 2014 adjusted operating expenses excluding amortization of the BUPHENYL intangible asset, stock-based compensation, and future cost of sales for RAVICTI and statements related to the potential for benefits through market expansion of RAVICTI. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of the company in general, see the "Risk Factors" section of Hyperion's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2014, and in any subsequent filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release and the reconciliation table included herein includes the following non-GAAP financial measures: adjusted net income (loss), adjusted net income (loss) – basic and diluted per share, adjusted operating expense; adjusted cost of sales expense; adjusted R&D expense; and adjusted SG&A expense. A description of the adjusted calculations and reconciliation to the comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)." The company has not provided a GAAP reconciliation for its forward-looking non-GAAP financial measures, such as 2014 adjusted operating expense, because such measures are not available without unreasonable efforts. The company cannot predict the timing or amount of stock-based compensation expense that it excluded from the forward-looking non-GAAP financial measures because such expense depends on additional personnel we may or may not hire, which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods. Hyperion management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The items excluded include such items such as non-cash expenses, non-recurring expenses and items that impact comparability to our peers. Hyperion management believes the non-GAAP information is useful for investors by offering the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect the Company. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

Hyperion Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Product revenue, net	$26,201	$15,489	$82,778	$23,577
Total revenues	26,201	15,489	82,778	23,577
Costs and expenses:
Cost of sales	3,043	3,003	9,899	3,946
Research and development	7,010	2,468	14,273	6,869
Selling, general and administrative	13,336	8,575	35,871	25,740
Impairment of goodwill	30,201	—	30,201	—
Amortization of intangible asset	1,441	991	3,469	1,320
Total costs and expenses	55,031	15,037	93,713	37,875
Income (loss) from operations	(28,830)	452	(10,935)	(14,298)
Interest income	141	9	419	21
Interest expense	(776)	(357)	(1,346)	(1,152)
Gain from settlement of retention option	—	—	—	31,079
Other income (expense) - net	(290)	8	(485)	508
Income (loss) before income taxes	(29,755)	112	(12,347)	16,158
Income tax expense	3,038	—	1,007	—
Net income (loss)	$ (32,793)	$112	$ (13,354)	$16,158

Net income (loss) per share:

Basic	$ (1.59)	$0.01	$ (0.66)	$0.84

Diluted	$ (1.59)	$0.01	$ (0.66)	$0.79

Weighted average number of shares used to compute net income (loss) per share of common stock:
Basic	20,620,658	20,093,718	20,384,062	19,180,506

Diluted	20,620,658	21,466,649	20,384,062	20,490,692

Hyperion Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2014	2013 (1)
	(unaudited)

Assets
Current assets
Cash and cash equivalents	$95,695	$74,232
Short-term investments	36,063	28,045
Accounts receivable, net	16,824	4,419
Inventories	4,000	3,513
Prepaid expenses and other current assets	1,692	1,403
Total current assets	154,274	111,612
Long-term investments	6,768	15,780
Property and equipment, net	1,072	936
Intangible asset, net	9,973	13,442
Other non-current assets	1,289	749
Total assets	$173,376	$142,519

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,664	$2,292
Accrued liabilities	25,004	12,187
Deferred revenue	224	—
Notes payable, current portion	—	5,652
Total current liabilities	32,892	20,131
Notes payable, net of current portion	18,056	2,621
Deferred rent	349	81
Total liabilities	51,297	22,833

Stockholders' equity
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	257,824	242,109
Accumulated other comprehensive loss	(23)	(55)
Accumulated deficit	(135,724)	(122,370)
Total stockholders' equity	122,079	119,686
Total liabilities and stockholders' equity	$173,376	$142,519

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 7, 2014.

Hyperion Therapeutics, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income (loss):
Net Income (loss) GAAP	$ (32,793)	$112	$ (13,354)	$16,158
Adjustments:
Gain from settlement of retention option (a)	—	—	—	(31,079)
Release of step-up on acquired BUPHENYL inventory (b)	—	767	—	973
Employee stock-based compensation (c)	2,323	1,332	5,584	3,097
Impairment of goodwill (d)	30,201	—	30,201	—
Amortization of intangible asset (e)	1,441	991	3,469	1,320
Adjusted Net income (loss)	$1,172	$3,202	$25,900	$ (9,531)

Cost of sales expense:
Cost of sales expense- GAAP	$3,043	$3,003	$9,899	$3,946
Adjustments:
Release of step-up on acquired BUPHENYL inventory (b)	—	(767)	—	(973)
Employee stock-based compensation (c)	(14)	(5)	(56)	(8)
Adjusted Cost of sales expense	$3,029	$2,231	$9,843	$2,965

Operating expense (Research and development expense, Selling, general and administrative expense, amortization of intangible asset expense and impairment of goodwill):
Operating Expense – GAAP	$51,988	$12,034	$83,814	$33,929
Adjustments:
Employee stock-based compensation (c)	(2,309)	(1,327)	(5,528)	(3,089)
Impairment of goodwill (d)	(30,201)	—	(30,201)	—
Amortization of intangible asset (e)	(1,441)	(991)	(3,469)	(1,320)
Adjusted Operating expense	$18,037	$9,716	$44,616	$29,520

Research and development expense:
Research and development expense – GAAP	$7,010	$2,468	$14,273	$6,869
Adjustments:
Employee stock-based compensation (c)	(527)	(175)	(952)	(410)
Adjusted Research and development expense	$6,483	$2,293	$13,321	$6,459

Selling, general and administrative expense:
Selling, general and administrative expense – GAAP	$13,336	$8,575	$35,871	$25,740
Adjustments:
Employee stock-based compensation (c)	(1,782)	(1,152)	(4,576)	(2,679)
Adjusted Selling, general and administrative expense	$11,554	$7,423	$31,295	$23,061

Adjusted Earnings (loss) per share:
Adjusted Net income (loss)	$1,172	$3,202	$25,900	$ (9,531)
Adjusted Weighted average shares
Basic	20,620,658	20,093,718	20,384,062	19,180,506
Diluted	21,880,327	21,466,649	21,674,174	19,180,506

Adjusted net income (loss) per share
Basic	$0.06	$0.16	$1.27	$ (0.50)
Diluted	$0.05	$0.15	$1.19	$ (0.50)

Hyperion is providing adjusted information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

Explanation of adjustments:

(a) Gain from settlement of retention option: Exclude the one-time gain related to the acquisition of the BUPHENYL product rights.

(b) Release of step-up on acquired BUPHENYL inventory: Exclude the one-time expense related to the release of step-up of acquired BUPHENYL inventory.

(c) Employee stock-based compensation: Exclude the non-cash employee stock-based compensation.

(d) Impairment of goodwill: Exclude the impairment of goodwill related to the acquisition of Andromeda.

(e) Amortization of Intangible asset: Exclude the amortization of intangible asset related to the acquisition of the BUPHENYL product rights.

CONTACT: Myesha Edwards
         Investor Relations and Corporate Communications
         650 745 7829